Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson x3317	Kim Sutton Golodetz ( kgolodetz@lhai.com)
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com )
(310) 691-7100
www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM REPORTS FIRST QUARTER FINANCIAL RESULTS

Affirms Fiscal Year 2007 Financial Guidance

Conference Call Begins at 4:30 p.m. Eastern Time Today

LAKE SUCCESS, N.Y. (October 10, 2006) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced financial results for the first quarter of fiscal year 2007 ended September 2, 2006. Highlights of the quarter and recent weeks include:

•	Net sales from continuing operations of $33.4 million
•	Earnings from continuing operations of $1.8 million, or $0.16 per diluted share
•	Amerinet, one of the nation’s largest group purchasing organizations, awarded E-Z-EM a non-exclusive purchasing agreement for the Empower® line of CT injector systems
•

RSDL™, the Company’s reactive skin decontamination lotion, received designation and certification as a Qualified Anti-Terrorism Technology by the Department of Homeland Security (DHS), and was granted certification under the Support Anti-Terrorism by Fostering Effective Technologies (SAFETY) Act of 2002

Net sales from continuing operations were $33.4 million for the 13 weeks ended September 2, 2006, compared with net sales from continuing operations of $34.4 million for the 14 weeks ended September 3, 2005. Net sales in the previous year’s first quarter benefited from one additional selling week compared with the fiscal 2007 first quarter, as well as from approximately $1.6 million in backlog sales associated with the voluntary recall of certain liquid barium products by the Mallinckrodt division of Tyco International Ltd., which affected CT imaging and X-ray fluoroscopy products.

Gross margin was 43.6% in the first quarter of fiscal 2007, compared with 45.6% in the comparable prior-year quarter. The decline was due to increased costs in the current quarter associated with purchased finished products related primarily to goods purchased from E-Z-EM’s Canadian subsidiary, which were higher in the current year due to the continued weakening of the U.S. dollar against the Canadian dollar, and to higher raw materials cost primarily from barium sulfate suppliers.

Operating expenses were $12.5 million for the fiscal 2007 first quarter, up from $11.7 million for the prior-year quarter. The increase was largely due to additional infrastructure expenses related to continued investment in the Company’s defense decontaminants business and to costs associated with the expansion of the Company’s North American sales force.

Other income was $0.56 million in the first quarter of fiscal 2007, compared with other expenses of $0.06 million in the comparable period of last year. This improvement is due to favorable changes in foreign currency exchange gains and losses of $0.4 million and increased interest income of $0.2 million.

For the fiscal 2007 first quarter, the Company’s effective tax rate was 32%, compared with 35% during the fiscal 2006 first quarter.

Net earnings for the fiscal 2007 first quarter were $1.6 million, or $0.14 per diluted share, compared with net earnings for the fiscal 2006 first quarter of $2.6 million, or $0.23 per diluted share. The fiscal 2007 results reflect a loss from discontinued operation of $0.2 million, or $0.02 per diluted share, associated with the closing of the Company’s Japanese subsidiary. Earnings from continuing operations for the fiscal 2007 first quarter were $1.8 million, or $0.16 per diluted share, compared with earnings from continuing operations for the fiscal 2006 first quarter of $2.5 million, or $0.23 per diluted share.

E-Z-EM had cash, cash equivalents and short-term debt and equity securities as of September 2, 2006 of $37.8 million, compared with $40.2 million as of June 3, 2006.

Commenting on the quarterly results, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “Fiscal 2007 is off to a solid start with progress on a number of fronts. Considering that our first quarter of fiscal 2007 had one less selling week than the comparable period last year, overall sales performance was good. During the period, we added resources to our North American sales force and expanded our manufacturing capacity for our defense decontaminants business.

“For the current quarter, net sales were down 2.8% from the robust pace set in last year’s first quarter, which benefited from the additional selling week and the backlog resulting from the Tyco product recall. These two factors primarily affected CT contrast product sales, which were down 16.4% from last year’s period, and which were offset by 19.3% growth in CT injector system sales in the current quarter. We believe that results for the quarter indicate that we are retaining a significant portion of the business gained during the Tyco recall,” he added.

“We are extremely pleased that Amerinet, one of the nation’s largest group purchasing organizations, awarded E-Z-EM a non-exclusive purchasing agreement for our Empower line of CT injector systems. This agreement, the first of its kind for our injector products, will provide Amerinet’s more than 2,100 hospital members access to preferred contract pricing for Empower injectors.

“Sales of virtual colonoscopy products during the fiscal 2007 first quarter were $1.2 million, up 43.5% from the prior-year period, reflecting strong growth in Europe. We believe significant growth in this product line will be driven by a positive outcome of the ACRIN II trial and Federal approval for reimbursement for screening exams.

“During the quarter, RSDL became the first and only healthcare decontaminant product to receive designation and certification as a Qualified Anti-Terrorism Technology by the DHS, and was granted certification under the SAFETY Act of 2002. This designation and certification will extend certain liability protections to the Company and its customers, whether public or private, in the event RSDL is used in response to a terrorist incident. We expect this will enhance our ability to market RSDL as it removes some of the liability issues for us and our customers as they assess the proper role for RSDL in their disaster response plans,” Mr. Lombardo concluded.

Fiscal Year 2007 Financial Guidance

The Company affirms financial guidance for fiscal year 2007 with net sales of at least $147 million and net earnings of at least $7.4 million, or $0.66 per diluted share.

Conference Call

E-Z-EM management will host a conference call to discuss fiscal 2007 first quarter results today beginning at 4:30 p.m. Eastern time. To participate in the call, please dial (877) 815-7177 from the

U.S. or (706) 679-0753 from outside the U.S. A telephone replay will be available for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 8040501. Participants can access the call over the Internet by visiting www.ezem.com, and the call will be archived there for a limited period of time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower® – the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation – and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive world-wide manufacturer and marketer of RSDL for first-responder organizations and military services. RSDL is a patented, broad spectrum liquid chemical warfare (CW) agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; the impact of Mallinckrodt’s return to market on sales; continued growth in CT product sales; continued growth in VC product sales; the results of future research studies, including a positive result from the ACRIN II trial, Federal approval for reimbursement for virtual colonoscopy screening exams, market acceptance and sales of RSDL, including approval of the DoD budget request and placement of a procurement order by the DoD for RSDL, impact on future sales from certification and designation under the SAFETY ACT for RSDL; impact on future Empower® CT and CTA injector system sales from the award of the Amerinet contract, market acceptance and sales of VoLumen®; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the fiscal year ended June 3, 2006. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	September 2, 2006	June 3, 2006

Assets

Current assets
Cash, cash equivalents and debt and equity securities	$37,804	$40,195
Accounts receivable, net	21,383	20,680
Inventories, net	29,137	27,028
Other current assets	5,615	7,052
Current assets of discontinued operation	280	426

Total current assets	94,219	95,381

Property, plant & equipment, net	12,857	12,445
Other non-current assets	14,971	15,361
Non-current assets of discontinued operation	652	605

Total assets	$122,699	$123,792

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$5,451	$5,702
Accrued liabilities	9,504	12,123
Other current liabilities	222	78
Current liabilities of discontinued operation	264	417

Total current liabilities	15,441	18,320

Non-current liabilities	3,616	3,630
Stockholders’ equity	103,642	101,842

Total liabilities and stockholders’ equity	$122,699	$123,792

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

	Thirteen weeks ended September 2, 2006	Fourteen weeks ended September 3, 2005*

Net sales	$33,440	$34,394
Cost of goods sold	18,849	18,712

Gross profit	14,591	15,682

Operating expenses	12,517	11,717

Operating profit	2,074	3,965

Other income (expense), net	560	(57)

Earnings from continuing operations
before income taxes	2,634	3,908

Income tax provision	851	1,365

Earnings from continuing operations	1,783	2,543

Earnings (loss) from discontinued operation,
net of income tax benefit	(221)	10

Net earnings	$1,562	$2,553

Basic earnings (loss) per common share
From continuing operations	$0.16	$0.24
From discontinued operation,
net of income tax benefit	(0.02)

From total operations	$0.14	$0.24

Diluted earnings (loss) per common share
From continuing operations	$0.16	$0.23
From discontinued operation,
net of income tax benefit	(0.02)

From total operations	$0.14	$0.23

Weighted average common shares
Basic	10,867	10,837
Diluted	11,059	11,000

 * Reclassified to reflect the discontinued operation associated with the closing of the Company’s Japanese subsidiary.

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